EXHIBIT (c)(v)

Announcement Entitled

Withdrawal of Australian Government Guarantee

WITHDRAWAL OF AUSTRALIAN GOVERNMENT GUARANTEE

Please find attached for your information a copy of a Statement issued Sunday, 7 February by the Honourable Andrew Fraser, the Queensland Treasurer and Minister for Employment and Economic Development, on the Commonwealth Government guarantee.

As previously advised, Queensland Treasury Corporation’s (QTC) intention is to establish a non-Australian Government Guaranteed yield curve alongside its Australian Government Guaranteed curve, so that as smooth a transition as possible will occur when the Australian Government Guarantee is no longer required or available to the State. With the Australian Government now having announced the withdrawal of the guarantee for State and Territory debt, effective 31 December this year, this intention remains intact.

QTC will provide an update of its funding strategy shortly. Investors should be aware, however, that our objective is to continue to maintain benchmark bond lines that are as large and liquid as possible, within the constraints of our borrowing program, irrespective of whether these lines carry the guarantee of the Australian Government or not.

For further information, please contact Richard Jackson, General Manager Funding & Markets on

Ph: 07 3842 4770 or 0439 875 602.

Regards,

/s/ Richard Jackson
Richard Jackson
General Manager, Funding & Markets

Treasurer and Minister for Employment and Economic Development The Honourable Andrew Fraser

Sunday, February 07, 2010

Statement by the Treasurer on Commonwealth Government Guarantee

Treasurer Andrew Fraser says the decision to remove the Commonwealth guarantee for new securities issued by the States from 31 December underscores the importance of implementing tough financial decisions.

“The fact is the decisions we have taken position us as a state for a post-guarantee marketplace,” Mr Fraser said.

“Post 31 December we will be standing in the marketplace in our own right once again and that’s why we need to ensure our fiscal recovery plan is implemented.

“That means a disciplined budget, expenditure constraint and ensuring the capital program is aligned with capacity.

“Its absolutely critical that the asset sales program be completed to give our balance sheet a strong footing for the future.

“Our fiscal principles - adopted in the delivery of the last Budget - provide the prescription for restoring strength to the state’s finances as we move through the recovery phase.”

(See: Queensland Government Fiscal Principles in Budget Paper 2, 2009-10 State Budget, Table 1.1)

The announcement of the phase out of the guarantee comes after Queensland Treasury Corporation successfully issued a bond line last month without the guarantee.

“That transaction was well supported, demonstrating investor confidence in Queensland and our enduring economic prospects.”

“We can’t take that for granted and that’s why we must continue to exercise discipline to ensure the state is positioned well in a post-guarantee environment.”

Media contact: 0437 837 976

See Queensland Government Fiscal Principles below (from Budget Paper 2, 2009-10 State Budget)

Table 1.1 The fiscal principles of the Queensland Government
Principle	Indicator
Fiscal sustainability
		Operating Revenue[1] ($ million)	Operating expenses less depreciation ($ million)

In the General Government sector, meet all operating expenses from operating revenue

(where operating revenue is defined as total revenue from transactions and operating expenses are defined as total expenses from transactions less depreciation)

	2009-10 2010-11 2011-12 2012-13	37,192 37,029 38,100 40,431	36,373 37,444 38,930 40,327

	Growth in:	Own purpose expense[2]	Inflation plus population
Growth in own-purpose expenses in the General Government sector to not exceed real per capita growth	2009-10 2010-11 2011-12 2012-13 Avg over FEs	5.04% 4.63% 3.85% 3.67% 4.30%	4.75% 4.50% 4.50% 4.75% 4.63%

Net operating balance ($ million)
Achieve a General Government net operating surplus as soon as possible, but no later than 2015-16	2009-10 2010-11 2011-12 2012-13	(1,954) (3,459) (4,090) (3,290)

Competitive tax regime

Taxation revenue per capita, 2009-10
Maintain a competitive tax environment for business	Queensland: $2,087
Average of other states and territories: $2,487

Managing the State’s balance sheet
Net Financial Liabilities/Revenue Non-financial Public Sector
		Before asset sales	After asset sales
Stabilise net financial liabilities as a proportion of revenue in the Non-Financial Public Sector	2009-10 2010-11 2011-12 2012-13	117% 141% 154% 156%	116% 128% 125% 130%

Target full funding of long-term liabilities such as superannuation in accordance with actuarial advice	As at last actuarial review (released June 2008), accruing superannuation liabilities were fully funded. The State Actuary reviews the scheme every 3 years.

Notes:

The reduction in revenue in 2010-11 reflects additional Australian Government funding in 2009-10 associated with initiatives such as the Nation Building and Jobs Plan.

Superannuation interest costs have been normalised to reflect the assumed long run rate of return.